Exhibit 5.1


                        SIDLEY AUSTIN BROWN & WOOD LLP



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                                                 March 5, 2002



LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, Maryland  20814

Ladies and Gentlemen:

         We have acted as counsel to LaSalle Hotel Properties, a Maryland real estate investment trust (the "Trust"), in connection with the offer and sale of up to 4,000,000 10 1/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share of the Trust (the "Series A Preferred Shares"). The Series A Preferred Shares will be issued in an underwritten public offering in the manner and upon the terms set forth in the Registration Statement on Form S-3 (File No. 333-77371) filed by the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and which became effective on May 13, 1999 (the "Registration Statement"), as well as the prospectus dated May 13, 1999 and the prospectus supplement thereto dated February 28, 2002 (together, the "Prospectus"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

         In connection with rendering this opinion, we have examined certificates, records and other documents as we considered necessary for the purpose of this opinion, including:

          1.   An executed copy of the Registration Statement.

          2. The Trust's Articles of Amendment and Restatement of Declaration of Trust, dated as of April 24, 1998; and the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Series A Preferred Shares (the "Declaration of Trust").

          3.   The Bylaws of the Trust.

          4. Certain resolutions of the Board of Trustees adopted by unanimous written consent on April 27, 1999, September 7, 2001 and February 27, 2002 and resolutions of the ad hoc pricing committee adopted on February 28, 2002, relating to, among other things, the issuance of the Series A Preferred Shares and arrangements in connection therewith.

          5. An executed copy of the Underwriting Agreement, dated February 28, 2002, by and among the Trust and LaSalle Hotel Operating Partnership, L.P. and Raymond James & Associates, Inc., Legg Mason Wood Walker, Incorporated, Prudential Securities Incorporated and SG Cowen Securities Corporation (the "Underwriting Agreement").

         In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

         We have also assumed that the Series A Preferred Shares will not be issued in violation of the ownership limit contained in the Declaration of Trust. This opinion is given, and all statements herein are made, in the context of the foregoing. This opinion letter is based as to matters of law on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms "Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended" and "Maryland General Corporation Law, as amended" include the applicable statutory provisions contained therein and all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

         Based upon, subject to and limited by the foregoing, we are of the opinion that the Series A Preferred Shares are duly authorized and, when issued and delivered pursuant to the terms of the Underwriting Agreement upon receipt by the Trust of the consideration for the Series A Preferred Shares specified in Underwriting Agreement, the Series A Preferred Shares will be validly issued, fully paid and nonassessable.

         This opinion letter has been prepared for your use in connection with the offering and sale of the Series A Preferred Shares and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent
(i) to the filing of this opinion letter as Exhibit 5.1 to the Trust's Current Report on Form 8-K, filed with the Commission on the date hereof, such Current Report on Form 8-K will be incorporated by reference into the Registration Statement and (ii) to the reference to this firm under the caption "Legal Matters" in the Prospectus.



                                           Very truly yours,

                                           /s/ Sidley Austin Brown & Wood, LLP






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